Exhibit 15.14

PT INDOSAT Tbk

Audit Committee Charter

General

1.	PT INDOSAT Tbk (the Company) is a company listed on the Indonesia Stock Exchange (IDX) and New York Stock Exchange (NYSE) and is subject to the rules and regulations of the Indonesian Capital Market and Financial Institution Supervisory Board (BAPEPAM-LK), U.S. Securities and Exchange Commission (SEC), IDX and NYSE.

2.	Pursuant to the requirements of the abovementioned authorities, the Audit Committee (AC) is responsible for overseeing the following:

•	quarterly financial reports;

•	audited annual financial reports;

•	internal controls over disclosure and financial reporting; and

•	annual reports (including annual reports filed on Form 20-F as required by the SEC rules), as well as audited financial reports contained therein.

All financial information in the above reports must be prepared in accordance with Indonesian Generally Accepted Accounting Principles (Indonesian GAAP) as issued by Indonesian Institute of Accountants, and/or International Financial Report Standards (IFRS) as issued by the International Accounting Standards Board.

Overall Purposes

3.	The AC is a committee of the Board of Commissioners (BOC). Its primary function is to (i) assist the BOC in fulfilling its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with capital markets and other regulations which are relevant for the operation of the Company, (c) the qualifications, the independence and performance of the Company’s external auditor (External Auditor), (d) the operation of the Company’s internal auditing department (Internal Auditor), and (ii) prepare the AC report required to be included in the Company’s annual report.

4.	In performing its duties, the AC will work closely with the BOC, the Board of Directors (BOD), the Sarbanes-Oxley (SOX) Team, the Internal Auditor and the External Auditor.

5.	The AC relies on the information provided by the BOD and all designated individuals who represent the BOD (Management) including the SOX Team, the Internal Auditor and the External Auditor, in carrying out its oversight responsibilities.

6.	The AC will perform its functions in accordance with the prevailing laws and regulations of IDX, NYSE Listed Company Manual, U.S. or Indonesian rules and regulations (including regulations of BAPEPAM-LK) (Capital Markets Laws) and in accordance with specific instructions received from the BOC.

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Duties and Responsibilities

The AC is appointed and authorized by the BOC to assist the BOC in fulfilling certain of its statutory, fiduciary and regulatory responsibilities. As such, the AC exercises the authority and power delegated to it by the BOC in accordance with:

(a)	the prevailing statutes, regulations, laws and/or regulatory authority obligations;

(b)	the Company’s Articles of Association;

(c)	this Charter (as defined below); and

(d)	separate BOC delegations, resolutions and approvals granted to it from time to time.

To fulfill its responsibilities and duties the AC shall adopt a formal written charter that is approved by the BOC (the “Charter”).

7.	The AC will oversee the following:

7.1.	Financial Statements or Reports – The integrity of the Company’s financial statements and any other published financial information for specific purposes, by undertaking a review and discussion of:

•

quarterly and annual audited financial reports with Management and the External Auditor before they are filed. AC shall recommend the release of the annual audited financial statements and quarterly financial statements to the BOC;

•

any other financial information, including the disclosures under the caption “Operating and Financial Review and Prospects”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Financial Results” or similar captions prior to filing or distribution to BAPEPAM-LK or the SEC before it is published. The review should include discussion with Management and the External Auditor of significant issues regarding accounting principles, practices, and judgments;

•

quarterly unaudited financial results, projections and other unaudited financial information (including press releases of the Company’s financial information) before their release or submission to BAPEPAM-LK, SEC and/or the public; and

•	the effect of regulatory and accounting pronouncements on the Company’s financial reports with Management and the External Auditor.

7.2.	Annual Reports – The review of annual reports, including those reported on Form 20-F pursuant to the SEC rules.

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7.3.	Internal Controls – The Company’s system of internal controls through:

•	discussions with Management, the Internal Auditor and the External Auditor on the adequacy of the Company’s system of internal controls;

•

discussions with Management and the External Auditor on their qualitative judgments about the quality and acceptability of accounting principles and financial disclosures used or proposed to be adopted by the Company;

•	review of the operation of the Disclosure Committee;

•	review of any audit problems or difficulties with the External Auditor or the Internal Auditor and review of Management’s responses;

•	review the responsibilities, budget and staffing of the Internal Auditor;

•

annual review of Management’s assessment of internal controls over financial reporting and an assessment of the certification process conducted by Management for purposes of the Company’s annual report on Form 20-F with the SOX Team; and

•	review and discussion with the External Auditor of the results of the External Auditor’s report on the effectiveness of internal controls over financial reporting.

7.4.	Assurance Activities – The functions of the Internal Auditor and External Auditor, which include:

•

conducting the selection and review of and providing recommendations on the appointment, retention and termination of the External Auditor. The AC may delegate to members of the AC the authority to evaluate the independence of the External Auditor, the establishment of audit engagement contracts and the execution of such audit engagement contracts;

•	providing recommendations to the BOC in selecting, appointing and reviewing candidates for the position of Head of the Internal Auditor;

•	reviewing and providing comments, if any, on the External Auditor fees;

•	facilitating the process to resolve disagreements between Management and the External Auditor regarding financial reporting;

•	reviewing and evaluating the six-year rotation of the External Auditor and three-year rotation of its engagement partner, to the extent required by the Capital Markets Laws;

•	reviewing the internal audit policies and guidelines which are prepared by Management, and making recommendations to the BOC regarding those policies and guidelines;

•

reviewing the Internal Auditor’s and External Auditor’s annual audit plan and results of audit activities conducted by the External Auditor and the Internal Auditor. This includes a review of all accounting adjustments proposed by the External Auditor but not reflected in the financial statements, if any. The External Auditor may also conduct an interim financial review prior to the Company’s quarterly filing with BAPEPAM-LK, IDX and the SEC. The AC will monitor and discuss with Management, the Internal Auditor or the External Auditor, as appropriate, any findings of the Internal Auditor and the External Auditor and ensure that all recommended input on improvements and changes in financial or accounting practices and internal controls have been implemented;

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•	reviewing and providing recommendations to the BOC on the Internal Audit Charter;

•

obtaining assurance from the External Auditor that the audit has been conducted in a manner consistent with the prevailing laws and regulations including Section 10A of U.S. Securities Exchange Act of 1934, as amended (Exchange Act);

•

pre-approving all audit and non-audit services to be provided by the External Auditor. The AC may delegate to one or more of its members the authority to grant such pre-approvals, provided that any such decision by such member(s) must be presented to the full AC at its next scheduled meeting;

•

obtaining an annual statement from the External Auditor describing (i) the External Auditor’s internal quality control procedures; (ii) any material issues raised by the latest internal controls review or peer review of the firm or any inquiry by government or professional authorities within the last five years (in respect of one or more independent audits performed by the firm) and any remediation taken; and (iii) overall relationships between the External Auditor and the Company, including its relationship with the Company and setting out the services it provides in order to determine all significant relationships which may impact the External Auditor’s independence;

•	evaluating the reasonableness of the planned resources and budget of the Internal Auditor;

•	ensuring that clear hiring policies for employees and former employees of the External Auditor are in place and meet the requirements of Capital Markets Laws; and

•

reviewing and discussing the External Auditor’s interim and final management letter with Management, monitoring any remediation action taken by Management and ensure that remediation results are communicated by Management to the External Auditor.

7.5	Compliance – The review of the Company’s compliance with prevailing laws and regulations relevant to its operations, including Capital Markets Laws, together with the Company’s legal department and corporate secretary. All financial reports, earnings releases, or reports on financial disclosure controls or procedures implementation should be reviewed to ensure compliance with the prevailing Capital Markets Laws.

7.6.	Risk Management – The receipt of copies of all RMG reports to the Risk Management Committee and to Management. The AC should familiarize itself with established policies on enterprise risk assessment and risk management and monitor the effectiveness of implementation of key risk management procedures relevant to internal controls over financial reporting. However, the ultimate responsibility for assessing and managing the Company’s exposure to such risks remains with Management.

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7.7.	Code of Ethics – The receipt and periodical review of the implementation of the Company’s Code of Ethics, to ensure that it is adequate and up to date as well as the review Management’s monitoring report on compliance with the Company’s Code of Ethics.

7.8	Complaints – The AC shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential anonymous submission by the employees of the Company and other interested parties of concerns regarding questionable accounting or auditing matters. The AC shall periodically review these whistleblower procedures and any significant complaints received with the BOC, Management and the Internal Auditor.

7.9.	Report – The preparation of an annual report to the BOC on AC activities including that to be inserted in the Company’s Annual Report and preparing reports on special assignments, if any, instructed by the BOC to the AC. A review of implementation of the BOC and BOD compensation package will also be included in AC annual report.

Authorization

8.	Investigation – The BOC authorizes the AC to investigate any activity, within the scope of its responsibilities and to access any data within its scope of responsibilities, including but not limited to:

•	unlimited access to the Company’s assets, resources and documents;

•	unrestricted direct access to the Management and managers in the Company as well as to the External Auditor; and

•	any relevant external parties, including relevant advisors to assist it in the conduct of any investigation.

9.	Confidentiality – AC members are obligated to maintain the confidentiality of all documents, data and information of the Company at all times.

10.	Direct Access – Outside of AC meetings, the AC will have unrestricted access to finance executives, the External Auditor and the Internal Auditor. In addition, to draw appropriate matters to the attention of the AC, the following individuals shall have direct access to the AC: the Chief Executive Officer, the Chief Financial Officer, Group Head Finance, Group Head Corporate Secretary, Group Head Legal, Group Head SOX, Group Head Enterprise Risk Management, the External Auditor and the Internal Auditor.

11.	External Advisors – The AC shall have the sole authority to obtain, at the Company’s expense, but at funding levels determined by the AC, advice and assistance from outside legal, accounting or other advisors. The AC shall also have the authority to obtain advice and assistance from any officer or employee of the Company.

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12.	Committee’s Budget – The AC is empowered to propose an annual budget for the AC to the BOC for approval. Without limiting the generality of the foregoing, the Company shall provide appropriate funding for payment of: (i) compensation to any External Auditor engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attestation services for the Company; (ii) compensation to any advisors employed by the AC as described above; and (iii) for ordinary administrative expenses of the AC that are necessary or appropriate to carry out its duties.

Composition

13.	The AC will consist of at least one independent Commissioner and two independent individuals and all members shall meet the independence and other applicable requirements of the Capital Markets Laws.

14.	The Chairman of the AC will be appointed by the BOC and must be an independent commissioner of the Company.

15.	At least one AC member shall satisfy the criteria to be an “audit committee financial expert” as defined under SEC rules and shall have an accounting or financial education background as required under BAPEPAM rules. All of the AC members must have a proper knowledge to read and comprehend financial statements as required pursuant to BAPEPAM, IDX and SEC rules. All AC members shall also have adequate knowledge of Capital Markets Laws and other relevant laws and regulations.

16.	The term of office of AC members shall be no longer than the term of office of BOC members as stipulated in the Company’s Articles of Association and can be extended for one additional term. This additional term shall not be longer than the maximum term of office of a BOC member under the Company’s Articles of Association. An AC member, however, who has completed 2 (two) terms, can be re-appointed after a 1 (one) year cooling-off period. Subject to the maximum term of office stated above, the AC members shall serve for such terms as the BOC may determine, or until their earlier resignation, death, or (if a commissioner) their cessation of office as a commissioner or removal by the BOC.

17.	The BOC shall nominate, appoint and dismiss the AC members and will report such changes in membership at the General Meeting of Shareholders (GMS). Resignation from the AC must be made in writing to the BOC not less than 1 (one) month before the effective date.

18.	In the event that a member of the AC can not perform its duties, for whatever reasons, reducing the number of AC to less than 3 (three) or less than 2 (two) for the member from outside, the BOC will appoint a new AC member for a maximum period of 6 (six) months until an acceptable permanent member is identified and appointed.

Meetings

19.	Formal AC meetings will be conducted at least 4 (four) times a year. Additional meetings may be convened as required, including those conducted by the AC Working Group (as defined below). The Chairman of the AC shall approve an agenda prior to each meeting and a formal agenda and meeting place will be delivered prior to the meeting day.

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20.	The AC will report regularly to and meet at least annually with Management (in accordance with the quorum requirements for BOD members under the Company’s Articles of Association), Head of Internal Auditor and External Auditor in a separate executive sessions to discuss any matter that the AC or each of these groups believe should be discussed privately.

21.	Senior representatives of the External Auditor and the Internal Auditor are expected to attend each scheduled meeting of the AC. In addition, the AC should meet with the External Auditor and the President Director and the Finance Director or such other person acting in such position in accordance with the Company’s Articles of Association at least every quarter to review the Company’s financial reports prior to its filing or its release.

22.	“AC Working Group” is a group consisting of at least 2 (two) AC members.

23.	The AC may conduct its meetings by telephone or video conference and may take action by unanimous written consent.

24.	Other than the members of the AC and the BOC’s Secretary, a party may only attend the meeting of the AC for specific topic(s) based on a written invitation from the AC.

25.	All meetings, including AC Working Group meetings will be minuted. The AC shall maintain copies of minutes of each AC meeting, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the AC. The minutes will be signed by all members in attendance and distributed to all AC members.

26.	The Secretary of the BOC shall act as the Secretary of the AC and AC Working Group (unless the AC determines otherwise). A copy of the minutes of each meeting and all written consents shall be kept by the BOC’s Secretary.

27.	The AC Secretary will develop an annual agenda containing issues to be considered by AC members for the full year.

28.	During meetings, each member of the AC shall have 1 (one) vote. Half of the members, but not less than 2 (two) (one of which must be an independent commissioner), shall constitute a quorum. If the quorum for the AC is not met, the meeting shall be adjourned. The AC shall be authorized to take any permitted action only by the affirmative vote of a majority of all of the AC members or by the unanimous written consent of all of the AC members. In the event there is a tie in votes, the Chairman of the AC would have a casting vote.

Amendments to Charter

29.	The AC will review and update the AC Charter annually to ensure that it is in the best interest of the Company and its shareholders and in compliance with Capital Markets Laws. Any amendment to the Charter shall be adopted in the meeting of the BOC in accordance with the Company’s Articles of Association. The Charter should be disclosed in accordance with Capital Markets Laws, to extent applicable.

30.	In the case of any conflict between this Charter and appropriate regulations including the Capital Markets Laws, the enacted regulations will prevail.

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Assessment

31.	The AC shall perform a self assessment at least once a year to assess whether it is functioning effectively as stipulated in this Charter.

Acknowledgement

32.	The BOC acknowledges that while the AC has been given certain duties and responsibilities pursuant to this Charter, the AC is not responsible for guaranteeing the accuracy of the Company’s financial statements or reports or the quality of Company internal controls or accounting practices. This responsibility rests with Management.

33.	The BOC also recognizes that the responsibilities of an AC requires a degree of flexibility. To the extent that procedures included in this Charter go beyond what is required of an AC by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules and the AC is encouraged to adopt such different or additional procedures as it deems necessary from time to time.

34.	This Charter shall be effective as of the date of approval of BOC on 27 April 2011 and, therefore, the previous charter dated October 20, 2009 is declared null and void as of the effective date of this Charter.

Audit Comittee Members:

Thia Peng Heok George
Chairman

Soeprapto	Chris Kanter

Kanaka Puradiredja	U.S.M. Tampubolon

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